Exhibit 10.1

LOAN AGREEMENT

THIS LOAN AGREEMENT (the “Agreement”) is made as of the 6th day of November, 2009, by and between XETA TECHNOLOGIES, INC., an Oklahoma corporation (the “Borrower”) and COMMERCE BANK, N.A., a national banking association (the “Lender”).

R E C I T A L S

A.                                   Borrower has requested that Lender enter into a financing arrangement whereby Lender shall extend credit to Borrower in the form of a revolving loan allowing advances up to the aggregate principal amount of $8,500,000.00.

B.                                     Lender is willing to extend such credit on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, receipt of which is acknowledged, the parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

When used herein, the following terms shall have the following meanings:

“Account Debtor” means a Person liable under or in regard to an Account.

“Accounts” or “Account” shall have the meaning assigned to such term in the UCC.

“Advance” shall mean each separate advance of funds pursuant to the Loan by Lender to Borrower.

“Affiliate” of any Person shall mean (i) any Person directly or indirectly controlled by, controlling or under common control with such first Person, (ii) any manager, director or officer of such first Person or of any Person referred to in clause (i) above and (iii) if any Person in clause (i) or (ii) above is an individual, any member of the immediate family (including parents, spouse and children) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust.  For purposes of this definition, any Person who owns directly or indirectly 10% or more of the equity interests having ordinary voting power for the election of directors or other governing body of any other Person (other than as a limited partner of such other Person) will be deemed to “control” (including, with its correlative meanings, “controlled by” and “under common control with”) such other Person.

“Authorized Individual” shall mean any Responsible Officers and any other individuals designated by any one of the Responsible Officers.

“Borrowing Base” shall mean an amount equal to the lesser of:

(a)          the sum of:

(i)                                     seventy-five percent (75%) of the uncollected amount of the aggregate Eligible Accounts of Borrower at book value, held by and due and owing to Borrower as shown by the books and records of Borrower as of the Determination Date; plus

(ii)                                  the lesser of (1) fifty percent (50%) of the aggregate value of the Eligible Inventory of Borrower as of the Determination Date or (2) $2,000,000.00; plus

(iii)                               $2,000,000.00

or

(b)         $8,500,000.00.

In determining the value of Eligible Inventory to be included in the Borrowing Base, Lender will use the lowest of (i) Borrower’s cost, (ii) Borrower’s estimated market value, or (iii) Lender’s reasonable determination of the resale value of such Inventory in such quantities and on such terms as Lender reasonably deems appropriate.

“Borrowing Base Certificate” shall mean a Certificate of Borrower in the form of Exhibit “A” annexed hereto and made a part hereof.

“Business Day” shall mean a day other than a Saturday, Sunday or a day upon which banks in the State of Oklahoma are closed to business generally.

“Cash Management Services” means any one or more of the following types or services or facilities provided to any Loan Party by Lender or any of its Affiliates: (a) ACH transactions, (b) cash management, including, without limitation, controlled disbursement services and daylight overdrafts, (c) foreign exchange facilities, and (d) credit cards.

“Chattel Paper” shall have the meaning assigned to such term in the UCC.

“Closing Date” shall mean the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations and published interpretations thereof.

“Collateral” shall mean any and all assets and rights and interests in or to property of Borrower and each of the other Loan Parties, whether real or personal, tangible or intangible, in which a Lien is granted or purported to be granted pursuant to the Security Instruments.

“Commercial Receivables” means Eligible Accounts other than Prime Government Receivables or Sub Contractor or Other Government Receivables.

“Commitment” shall mean the agreement of Lender to make Advances under the Loan pursuant to this Agreement.

“Commonly Controlled Entity” means an entity, whether or not incorporated, which is under common control with Borrower within the meaning of Section 414(b) or 414(c) of the Code.

“Compliance Certificate” shall mean a Certificate of Borrower substantially in the form of Exhibit “B” annexed hereto and made a part hereof.

“Debt” means for any Person the sum of the following (without duplication): (i) all obligations of such Person for borrowed money or evidenced by bonds, debentures, notes or other similar instruments (including principal, interest, fees and charges); (ii) all obligations of such Person (whether contingent or otherwise) in respect of bankers’ acceptances, letters of credit, surety or other bonds and similar instruments; (iii) all obligations of such Person to pay the deferred purchase price of Property or services (other than for borrowed money); (iv) all obligations under leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable (whether contingent or otherwise); (v) all obligations under operating leases which require such Person or its Affiliate to make payments over the term of such lease based on the purchase price or appraisal value of the Property subject to such lease plus a marginal interest rate, and used primarily as a financing vehicle for, or to monetize, such Property; (vi) all Debt (as described in the other clauses of this definition) and other obligations of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person; (vii) all Debt (as described in the other clauses of this definition) and other obligations of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the debtor or obligations of others; (viii) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or Property of others; (ix) obligations to deliver goods or services in consideration of advance payments; (x) obligations to pay for goods or services whether or not such goods or services are actually received or utilized by such Person; and (xi) any capital stock of such Person in which such Person has a mandatory obligation to redeem such stock.

“Default” shall mean any event, which together with any lapse of time or giving of any Notice, or both, would constitute an Event of Default.

“Default Rate” shall mean, in respect of any principal of any Loan or any other amount payable by Borrower under this Agreement or any other Loan Document, a rate of interest per annum during the period commencing on the date of occurrence of an Event of Default until such amount is paid in full or all Events of Default are cured or waived equal to 5.0 percentage points (5%) higher than the rate of interest otherwise provided under this Agreement, but in no event to exceed the Highest Lawful Rate.

“Determination Date” shall mean the date on which Eligible Accounts and Eligible Inventory are determined for purposes of calculating the Borrowing Base.

“EBITDA” means net income, less income or plus loss from discontinued operations and extraordinary items, plus non-cash FAS 123R expense, plus income taxes, plus interest expense, plus depreciation, depletion, and amortization.  By way of clarification, the following item shall be considered losses from extraordinary items for the applicable periods:  the $14 million impairment charge on goodwill and other assets that occurred in the third quarter of the fiscal year 2009

(provided that if such impairment charge is adjusted downward the adjusted number shall be considered the loss from extraordinary items for purposes of this definition for the applicable period, and if such impairment charge is adjusted upward the maximum amount of contribution to EBITDA therefrom shall be $18 million unless otherwise agreed by Lender).

“Eligible Account” shall mean an Account which meets the following standards until the same is collected in full:

(c)          The Account is based upon an enforceable order or contract, written or oral, for Inventory shipped or for services performed and the same were shipped or performed by Borrower in accordance with such order or contract and in the ordinary course of Borrower’s business and without any further obligation on the part of Borrower to service, repair, or maintain any such goods sold other than pursuant to any applicable warranty.

(d)         There are no conditions which must be satisfied before Borrower is entitled to receive payment of the Account (Accounts arising from COD sales, consignments, bill and hold sales, sale or return, guaranteed sales or on the basis of any other understanding are not Eligible Accounts).

(e)          The Account Debtor does not claim any present or contingent (and no fact exists which is the basis for any future) claim, deduction or dispute or defense in law or equity to payment of the Account.  The Account balance does not include the amount of any counterclaims, offsets, claims for credits, allowances, or adjustments because of returned, inferior, or damaged Inventory or unsatisfactory services, or for any other reason including, without limitation, those arising on account of a breach of any express or implied representation or warranty which have been or may be asserted against Borrower by the Account Debtor (including offsets for any “contra accounts” owed by Borrower to the Account Debtor for goods purchased by Borrower or for services performed for Borrower).  To the extent any counterclaims, offsets, or contra accounts exist in favor of the Account Debtor, such amounts shall be deducted from the Account balance.

(f)            The Account is either (1) evidenced by an invoice or other documentation in form acceptable to Lender, dated no later than the date of shipment or performance and containing only terms normally offered by Borrower or (2) is for legally billable, but not yet billed, materials which have been shipped to Account Debtors.

(g)         The amount shown on the books of Borrower and on any invoice, certificate, schedule or statement delivered to Lender is owing to Borrower and no partial payment has been received unless reflected with that delivery.

(h)         The Account represents a genuine obligation of the Account Debtor for goods sold to and accepted by the Account Debtor, or for services performed for and accepted by the Account Debtor, or a combination thereof.  To the extent any credit balances exist in favor of the Account Debtor, such credit balances represent customary credits, adjustments and/or discounts given to an Account Debtor by Borrower in the ordinary course of its business and shall be deducted from the Account balance.

(i)             The Account balance does not arise from services under or related to any warranty obligation of Borrower or out of any finance charges, services charges or other fees for the time value of money, payable by the Account Debtor.  To the extent any such charges are included, such amounts shall be deducted from the Account balance.

(j)             As to any Commercial Receivables, the Account Debtor has either submitted to jurisdiction and venue in courts sitting in Tulsa, Oklahoma, or Borrower is not prohibited by the laws of the state where the Account Debtor is located from bringing an action in the courts of that state to enforce the Account Debtor’s obligation to pay the Account.  Borrower has taken all appropriate actions to ensure access to the courts of the state where the Account Debtor is located, including, where necessary, the filing of a Notice of Business Activities Report or other similar filing with the applicable state agency or the qualification by Borrower as a foreign corporation authorized to transact business in such state.

(k)          The Account is owned by Borrower free of any title defects or any Liens or interests of others except the security interest in favor of Lender.  Borrower has the full and unqualified right and power to assign and grant a security interest in, and Lien on, the Account to Lender as security and collateral for the payment of the Indebtedness, which Lien is perfected as to the Account by the filing of financing statements and which Lien upon such filing constitutes a first priority security interest and Lien.

(l)             The Account Debtor upon the Account is not any of the following:

(i)                                     An employee, affiliate, parent or Subsidiary of Borrower, or an entity which has common officers or directors with Borrower.

(ii)                                  Any Person located, incorporated or primarily conducting business in a foreign country unless (A) the Account is supported by an irrevocable letter of credit issued by a bank acceptable to Lender, and, if requested by Lender, the original of such letter of credit and/or any usance drafts drawn under such letter of credit and accepted by the issuing or confirming bank have been delivered to Lender, or (B) the Account is covered by foreign credit insurance acceptable to Lender and the Account is otherwise an Eligible Receivable.

(iii)                               Any federal, state or local government agency or instrumentality, unless the applicable Account is a Prime Government Receivable or a Sub Contractor or Other Government Receivable.

(m)       The Account is not in default.  An Account will be considered in default if any of the following occur:  (A) the Account is not paid within ninety (90) days from the due date, not to exceed one hundred twenty (120) days from the Invoice Date; (B) the Account Debtor obligated upon the Account suspends business, makes a general assignment for the benefit of creditors, fails to pay its debts generally as they come due, or any petition is filed by or against the Account Debtor obligated upon the Account under any bankruptcy law or any other law or laws for the relief of debtors in the United States, any state or territory thereof, or any foreign jurisdiction; (C) there is an appointment of a receiver or trustee for the Account Debtor or for any of the assets of the Account Debtor, including, without limitation, the appointment of or taking possession by a “custodian,” as defined in the Federal Bankruptcy Code; (D) the initiation by or against the Account Debtor of any other type of any formal or informal proceeding for the insolvency, dissolution or liquidation of, settlement of claims against, or winding up of affairs of, the Account Debtor; (E) the death or judicial declaration of incompetency of an Account Debtor who is an individual; (F) the sale, assignment, or transfer of all or any material part of the assets of the Account Debtor.

(n)         The Account is not the obligation of an Account Debtor who is in default (as defined above) on ten percent (10%) or more of the Accounts upon which such Account Debtor is obligated.

(o)         The Account is not owing by any Account Debtor for which Lender has deemed fifty percent (50%) or more of such Account Debtor’s other Accounts (or any portion thereof) due to Borrower, to be non-Eligible Accounts.

(p)         The Account does not arise from the sale of goods which remain in Borrower’s possession or under Borrower’s control.

(q)         The Account is not evidenced by a promissory note or Chattel Paper, is not secured by any letter of credit nor is the Account Debtor obligated to Borrower under any other obligation which is evidenced by a promissory note.

(r)            No bond or other undertaking by a guarantor or surety has been or is required to be obtained, supporting the performance of Borrower in respect of Borrower’s agreements with the Account Debtor.

(s)          The Account is not subject to a restriction that forbids or makes void or unenforceable the assignment or grant of a security interest by Borrower to Lender, unless Borrower has obtained any necessary consents.

(t)            The Account is not a Prime Government Receivable or Sub Contractor or Other Government Receivable as to which Borrower has failed to comply with Section 5.30 within thirty (30) days of a request therefor by Lender.

(u)         The Account is not an Unbilled Receivable and does not represent deferred revenue or a pre-bill.

(v)         No part of the Account represents a final billing or a retainage.

(w)       Lender in the good faith exercise of its reasonable discretion has not deemed the Account ineligible because of uncertainty as to the creditworthiness of the Account Debtor or because Lender otherwise considers the collateral value of such Account to Lender to be impaired or its ability to realize such value to be insecure.

(x)           The Account is otherwise acceptable to Lender.

In addition to the foregoing limitations, the following limitations shall apply:

(A)                              the dollar amount of Accounts included as Eligible Accounts which are the obligations of a single Account Debtor (excluding Prime Government Receivables and Sub Contractor or Other Government Receivables) shall not exceed the concentration limit established for that Account Debtor.  To the extent the total of such Accounts exceeds an Account Debtor’s concentration limit, the amount of any such excess shall be excluded.  The concentration limit for each Account Debtor shall be equal to twenty percent (20%) of the total amount of Borrower’s Eligible Accounts at that time. It is provided, however, that if the Account Debtor obligated upon an Account is one of the Account Debtors listed below, the concentration limit applicable to each such Account Debtor will be increased to the percentage set forth below:

Account Debtor	Concentration Limit

Marriott Corporate-owned Properties	30%

(B)                                The dollar amount of Accounts included as Eligible Accounts which are owing in connection with either (i) a single Prime Government Receivable, or (ii) Sub Contractor or Other Government Receivables with the same governmental authority, shall not exceed ten percent (10%) of the total amount of Borrower’s Eligible Accounts at that time.  It is provided, however, that if the Account Debtor obligated upon an Account is one of the Account Debtors listed below, the concentration limit applicable to each such Account Debtor will be increased to the percentage set forth below:

Account Debtor	Concentration Limit

Miami Dade County Public School System	15%

Universal Service Administrative Company	20%

Lockheed-ACEIT (joint venture between Lockheed Martin and the Army Corps of Engineers)	15%

(C)                                If the aggregate of all Accounts that are Prime Government Receivables or Sub Contractor or Other Government Receivables and that give rise to Eligible Accounts due Borrower exceed in aggregate face amount twenty percent (20%) of the total Eligible Accounts of Borrower, the portion of such Eligible Accounts that exceeds in aggregate face amount twenty percent (20%) of the total Eligible Accounts of Borrower shall be ineligible unless otherwise agreed by Lender in writing.

The above specifications with respect to the term “Eligible Accounts” are special specifications adopted for the purpose of determining the Borrowing Base and the designation of such specifications shall not be interpreted to limit in any respect the security interest granted to Lender in and to any Accounts or any other Collateral.

“Eligible Inventory” shall mean Inventory which satisfies the following requirements:

(a)   The Inventory is owned by Borrower free of any title defects or any Liens or interests of others except the security interest in favor of Lender.

(b)   The Inventory is located at locations which Borrower has disclosed to Lender and which are acceptable to Lender.  If the Inventory is covered by a negotiable document of title (such as a warehouse receipt or bill of lading) that document must be delivered to Lender.

(c)   The Inventory is held for sale or use in the ordinary course of Borrower’s business and is of good and merchantable quality.  Display items, work-in-process, samples, and packing and shipping materials are not acceptable.  Inventory which is obsolete, unsalable, damaged, defective, used, discontinued or slow moving, or which has been returned by the buyer, is not acceptable.

(d)   The Inventory is covered by insurance as required by this Agreement.

(e)   The Inventory has not been manufactured to the specifications of a particular Account Debtor.

(f)    The Inventory is not subject to any licensing agreements which would prohibit or restrict in any way the ability of Lender to sell the Inventory to third parties.

(g)   The Inventory has been produced in compliance with the requirements of the U.S. Fair Labor Standards Act (29 U.S.C. §§201 et seq.).

(h)   The Inventory is not placed on consignment.

(i)    The Inventory is otherwise acceptable to Lender in its reasonable discretion.

The above specifications with respect to the term “Eligible Inventory” are specifications adopted for the purpose of determining the Borrowing Base and the designation of such specifications shall not be interpreted to limit in any respect the security interest granted to Lender in and to Inventory or any other Collateral.

“Equity Interest” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Entity Loan Parties” shall mean Loan Parties that are not natural persons.

“ERISA” shall mean the Federal Employee Retirement Income Security Act of 1974, as amended together with all regulations and rulings promulgated with respect thereto.

“Equipment” shall have the meaning assigned to such term in the UCC.

“Event of Default” shall mean any of the events specified in Section 7.01 of this Agreement.

“GAAP” shall mean generally accepted accounting principles applied on a consistent basis in all material respects to those applied in the preceding period.  Unless otherwise indicated herein, all accounting terms will be defined according to GAAP.

“Governmental Authority” shall include the country, the state, county, city and political subdivisions in which any Person or such Person’s Property is located or which exercises valid jurisdiction over any such Person or such Person’s Property, and any court, agency, department, commission, board, bureau or instrumentality of any of them including monetary authorities which exercises valid jurisdiction over any such Person or such Person’s Property.  Unless otherwise specified, all references to Governmental Authority herein shall mean a Governmental Authority having jurisdiction over, where applicable, Borrower, any of its Property or Lender.

“hereby”, “herein”, “hereof”, “hereunder” and similar such terms shall mean and refer to this Agreement as a whole and not merely to the specific section, paragraph or clause in which the respective word appears.

“Highest Lawful Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Note or on other Indebtedness under Laws applicable to Lender which are presently in effect or, to the extent allowed by Law, under such applicable Laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable Laws now allow.

“Indebtedness” shall mean and include any and all: (i) indebtedness, obligations and liabilities of Borrower to Lender or any Affiliates of Lender incurred or which may be incurred or purportedly incurred hereafter pursuant to the terms of this Agreement or any of the other Loan Documents, and any extensions, renewals, substitutions, amendments and increases in amount thereof, including such amounts as may be evidenced by the Note and all lawful interest, loan closing fees, service fees, facility fees, commitment fees, fees in lieu of balances and other charges, and all costs and expenses incurred in connection with the preparation, filing and recording of the Loan Documents, including attorneys’ fees and legal expenses; (ii) all other indebtedness, obligations (whether direct or indirect, primary or secondary, fixed or contingent) and liabilities of Borrower to Lender, including future advances and loans made by Lender to Borrower and any extensions, renewals, substitutions, amendments and increases in amount thereof and including but not limited to any loan or credit agreement, any tri-party financing agreement, any derivative contracts, any Swap Contract or other “swap agreement” with Lender of any of its Affiliates or any liabilities under or relating to any Cash Management Services; (iii) all reasonable costs and expenses paid or incurred by Lender, including attorneys’ fees, in enforcing or attempting to enforce collection of any Indebtedness and in enforcing or realizing upon or attempting to enforce or realize upon any Collateral or security for any Indebtedness, including interest on all sums so expended by Lender accruing from the date upon which such expenditures are made until paid, at an annual rate equal to the Default Rate; (iv) all sums reasonably expended by Lender in curing any Default or Event of Default, together with interest on all sums so expended by Lender accruing from the date upon which such expenditures are made until paid, at an annual rate equal to the Default Rate; (v) all reasonable costs and expenses paid or incurred by Lender, including attorneys’ fees and legal expenses, in enforcing or attempting to enforce any right, remedy or cause of action of Lender against any Loan Party, including interest on all sums so expended by Lender accruing from the date upon which such expenditures are made until paid, at an annual rate equal to the Default Rate; and (vi) all “Indebtedness” or “Secured Indebtedness” or “Secured Obligations” as said terms are defined in any of the Loan Documents.

“Inventory” shall have the meaning assigned to such term in the UCC.

“Invoice Date” shall mean the date of the first invoice (but not the due date set forth in such invoice) for the services rendered or the goods sold by Borrower to an Account Debtor, which date shall be no later than thirty (30) days after shipment or delivery of goods or the provision of the applicable services.

“Laws” shall mean all statutes, Laws, ordinances, rules, regulations, orders, writs, injunctions, or decrees of the United States, any state or commonwealth, any municipality, any foreign country, any territory or possession, or any Tribunal.

“Letters of Credit” shall mean any letters of credit issued by Lender on behalf of Borrower and all reimbursement obligations pertaining to any such letters of credit.

“LIBOR Rate” shall mean, for any day, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as selected by Lender from time to time) at approximately 11:00 a.m. London time, on such date, or if such date is not a Business Day, on the immediately preceding Business Day, for U.S. Dollar deposits (for delivery on such day) with a maturity equal to one (1) month.  If such rate is not available at such time for any reason, then the rate will be determined by such alternate method as reasonably selected by Lender.

“Lien” shall mean any mortgage, pledge, security interest, tax lien, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable Law of any jurisdiction to evidence any of the foregoing), whether arising by agreement or under any statute or Law, or otherwise.

“Loan” shall mean the revolving line of credit made available to Borrower pursuant to the terms of this Agreement.

“Loan Documents” shall mean this Agreement, the Note (including any renewals or extensions thereof), the Security Instruments and all other documents, instruments and certificates executed and delivered to Lender by Borrower or any other Loan Party pursuant to the terms of this Agreement, and any supplements thereto or modifications thereof.  “Loan Documents” also includes any agreement between any Loan Party and Lender or any of its Affiliates with respect to Cash Management Services and any Swap Contracts.

“Loan Parties” shall mean, collectively, Borrower and each Person (other than Lender) executing a Loan Document including, without limitation, each Person executing a Security Instrument and each Person who becomes a guarantor of any or all of the Indebtedness.

“Loan Sweep” means the loan advance facility that Lender has agreed or may agree to extend as part of an account sweep or similar service, as it may be amended from time to time.

“Material Adverse Effect” shall mean (i) any effect whatsoever upon the validity, performance or enforceability of any of the terms of the Loan Documents, or (ii) any effect which reasonably could be material and adverse to the financial condition, property, or business operations of Borrower, or (iii) any effect which reasonably could impair the ability of Borrower to fulfill its obligations under the terms and conditions of this Agreement and the other Loan Documents, or (iv)

any effect which reasonably could impair the ability of Borrower to conduct its business as at the Closing Date, or (v) any effect which reasonably could be material and adverse to the Collateral or Lender’s interest in any of the Collateral, or (vi) any effect which constitutes an Event of Default.

“Mortgage” shall mean that certain Mortgage, Assignment of Rents, Security Agreement and Fixture Filing in the form of Exhibit “C” annexed to this Agreement, to be made, executed and delivered by Borrower to Lender under the terms of this Agreement.

“Multiemployer Plan” means a Plan described in Section 4001(a)(3) of ERISA.

“Note” shall mean the promissory note described in Section 2.05 together with any and all extensions, renewals, modifications, substitutions and changes in form thereof.

“Notice” shall mean any notice, demand, request, or other communication or document to be provided under this Agreement to a party to this Agreement (without implying any requirement that Lender give any notice of default or of exercise of any of its rights or remedies except as may be specifically provided by this Agreement).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, a business trust, an unincorporated organization, and a government or any department, agency or political subdivision thereof.

“Plan” means any pension plan which is covered by Title IV of ERISA and in respect of which Borrower or a Commonly Controlled Entity is an “employer” as defined in Section 3(5) of ERISA.

“Prime Government Receivables” means Accounts which have resulted from an amount due and owing directly from the U.S. Government or any department or agency thereof.

“Prohibited Transaction” means any transaction set forth in Section 406 of ERISA or Section 4975 of the Code.

“Reportable Event” means any of the events set forth in Section 4043 of ERISA.

“Responsible Officer” shall mean the Chief Executive Officer, President or Chief Financial Officer of Borrower.

“Revolving Loan Advance Request” shall mean a written request for an Advance of the Loan made pursuant to Article II hereof, which Revolving Loan Advance Request shall be in the form attached hereto as Exhibit “D”.

“Security Agreement” shall mean that certain Security Agreement and Assignment in the form of Exhibit “E” annexed to this Agreement, to be made, executed and delivered by Borrower to Lender under the terms of this Agreement.

“Security Instruments” shall mean the Mortgage, the Security Agreement, the Trademark Assignment and all other agreements, instruments and documents now or hereafter executed and delivered in connection with this Agreement pursuant to which Liens are granted or purported to be granted to Lender in Collateral securing all or part of the Indebtedness, each in form and substance satisfactory to Lender.

“Sub Contractor or Other Government Receivables” means Accounts which have resulted from (a) an amount due and owing from Account Debtors who are prime U.S. Government contractors with confirmed contracts with the U.S. Government or any department or agency thereof; or (b) an amount due and owing directly from any state or local government or any department or agency thereof.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references in this Agreement to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower.

“Swap Contract” means any document, instrument or agreement between Borrower and Lender or any affiliate of Lender, now existing or entered into in the future, relating to an interest rate swap transaction, forward rate transaction, interest rate cap, floor or collar transaction, any similar transaction, any option to enter into any of the foregoing, and any combination of the foregoing, which agreement may be oral or in writing, including, without limitation, any master agreement relating to or governing any or all of the foregoing and any related schedule or confirmation, each as amended from time to time.

“Tangible Net Worth” shall mean, on any date as of which the amount thereof is to be determined, the value of Borrower’s total assets (including leaseholds and leasehold improvements and reserves against assets) less goodwill, patents, trademarks, trade names, organization expense, unamortized debt discount and expense, capitalized or deferred research and development costs, deferred marketing expenses, and other like intangibles, and monies due from Affiliates, officers, directors, employees, or shareholders of Borrower) less total liabilities, including but not limited to accrued and deferred income taxes.

“Taxes” shall mean all taxes, assessments, fees, or other charges or levies from time to time or at any time imposed by any Laws or by any Tribunal.

“Termination Date” shall mean November 5, 2010.

“Trademark Assignment” shall mean that certain Trademark Security Agreement in the form of Exhibit “F” annexed to this Agreement, to be made, executed and delivered by Borrower to Lender under the terms of this Agreement.

“Tribunal” shall mean any municipal, state, commonwealth, federal, foreign, territorial or other sovereign, governmental entity, governmental department, court, commission, board, bureau, agency or instrumentality.

“UCC” shall mean the Uniform Commercial Code, 12A Okla. Stat. § 1-101 et seq., as it may be amended from time to time.

“Unbilled Receivables” means Accounts, notwithstanding their unbilled status which have resulted from unbilled costs actually incurred and arising out of work actually performed by Borrower underwritten contracts with the U.S. Government which (i) have been accepted by the U.S. Government and (ii) are properly billable to the U.S. Government in accordance with the applicable contract.

“Unused Portion” shall mean, at any date of the determination thereof, an amount equal to $8,500,000.00 minus the outstanding amount of Advances under the Loan minus the amount of all issued and outstanding Letters of Credit.

ARTICLE II

AMOUNT AND TERMS OF THE LOAN

SECTION 2.01             Revolving Loan.

(a)                                  Subject to the terms of this Agreement, Lender agrees to lend to Borrower and Borrower agrees to borrow from Lender an aggregate principal amount not to exceed at any one time the Borrowing Base, for the purpose of providing working capital for Borrower for Borrower’s business purposes. Borrower shall issue and deliver to Lender the Note, which shall evidence Borrower’s obligations to repay all sums advanced pursuant to the Loan.  Subject to the terms and conditions of this Agreement, Lender agrees to make Advances available to Borrower under the Loan from the Closing Date to and up to, but excluding, the Termination Date.

(b)                                 This is a revolving line of credit.  Prior to the Termination Date, and within the limits of the Borrowing Base and the other provisions of this Agreement, Borrower may repay principal amounts of the Loan and reborrow them.

(c)                                  In addition to all other conditions precedent to Lender’s obligations herein contained, as a condition precedent to Lender’s obligation to make any Advance under the Loan (except pursuant to the Loan Sweep), Borrower shall have delivered to Lender a Revolving Loan Advance Request.  All Revolving Loan Advance Requests must be received by Lender not later than 1:00 P.M., Tulsa, Oklahoma time at least one (1) Business Day prior to the date of such requested Advance.  Without in any manner limiting Borrower’s obligation to provide a Revolving Loan Advance Request, Lender may act without liability upon the basis of (i) a telephonic Notice believed by Lender in good faith to be from an Authorized Individual prior to the receipt of a Revolving Loan Advance Request; or (ii) such other method as Borrower may request and Lender may permit in Lender’s discretion.  In each such case, Borrower hereby waives the right to dispute Lender’s record of the terms of such telephonic Notice except in the case of gross negligence or willful misconduct by Lender.

(d)                                 Borrower shall not submit a Revolving Loan Advance Request for an amount less than Fifty Thousand and no/100 Dollars ($50,000.00) (except for Advances that occur pursuant to the Loan Sweep).  Further, no Revolving Loan Advance Request shall be greater than the Borrowing Base less the then outstanding principal balance of the Loan, it being understood and agreed that in no event shall the aggregate unpaid principal amount at any one time outstanding under the Loan exceed the Borrowing Base.  Borrower will not request, nor will it accept, any Advance under the Loan, nor shall Lender be obligated to make such an Advance, at any time when the amount thereof, together with the outstanding unpaid principal amount of the Loan, exceeds the Borrowing Base.

(e)                                  Borrower will promptly deliver the following to Lender at such times as may be requested by Lender:

(i)                                     Copies of the invoices or the record of invoices from Borrower’s sales journal for Borrower’s Accounts and a listing of the names and addresses of the Account Debtors obligated thereunder.

(ii)                                  Copies of the delivery receipts, purchase orders, shipping instructions, bills of lading and other documentation pertaining to such Accounts.

(iii)                               Copies of Borrower’s cash receipts journal pertaining to its Accounts.

(f)                                    The proceeds of all Advances under the Loan shall be deposited to the general deposit account of Borrower with Lender, for the benefit of Borrower, and Lender shall have no responsibility to monitor the distribution of such Advances in any other respect.  Each request by Borrower for an additional Advance shall constitute a representation by Borrower that there is not at the time of such request an Event of Default or a Default, and that all representations and warranties in Article VI of this Agreement are true and correct on and as of the date of each such request.

(g)                                 Lender may at any time, either orally or in writing, request confirmation from any Account Debtor of the current amount and status of the Eligible Accounts upon which such Account Debtor is obligated.  Borrower authorizes Lender to discuss Borrower’s financial affairs and business operations with any accountants, auditors, business consultants, or other professional advisors employed by Borrower and authorizes such parties to disclose to Lender Bank such financial and business information or reports (including management letters) concerning Borrower as Lender may request.

(h)                                 Borrower agrees not to permit the principal balance outstanding of the Loan at any one time to exceed the Borrowing Base.

(i)                                     Any Advance under the Loan shall be conclusively presumed to have been made to Borrower by Lender under the terms and provisions hereof and shall be secured by all of the Collateral, whether or not such Advance conforms in all respects to the terms and provisions hereof. If Lender should (for the convenience of Borrower or for any other reason) make Advances which would cause the unpaid principal amount of the Loan to exceed the Borrowing Base, no such variance, change or departure shall prevent any such Advance from being secured by the Collateral and security created or intended to be created herein or in the Security Instruments.  The Borrowing Base shall not in any manner limit the extent or scope of the Collateral to the proceeds of the Eligible Accounts and Eligible Inventory or limit the amount of the Indebtedness to be secured.

(j)                                     The Borrowing Base shall be calculated based upon the Revolving Loan Advance Request to be provided by Borrower pursuant hereto and the Determination Date shall be the date set forth in such Revolving Loan Advance Request, which date must be no more than thirty (30) days prior to the date of the requested Advance.

(k)                                  On the Termination Date Lender’s obligations to make any further Advances shall immediately terminate.  Additionally, Lender’s obligation to make any further Advances shall immediately terminate upon the occurrence of an Event of Default.

SECTION 2.02             Letters of Credit.

(a)                                  Prior to the Termination Date, at the request of Borrower, Lender will issue commercial Letters of Credit with a maximum maturity not to extend more than 12 months beyond the Termination Date.  Each such Letter of Credit will require drafts payable at sight or up to thirty (30) days after sight.

(b)                                 The amount of the Letters of Credit outstanding at any one time (including the drawn and unreimbursed amounts of the Letters of Credit may not exceed Three Million Dollars ($3,000,000.00).

(c)                                  In calculating the principal amount outstanding under the Loan, the calculation shall include the amount of any Letters of Credit outstanding, including amounts drawn on any Letters of Credit and not yet reimbursed.

(d)                                 Borrower agrees:

(i)                                     Any sum drawn under a Letter of Credit may, at the option of Lender, be added to the principal amount outstanding under the Loan.

(ii)                                  If there is an Event of Default, Borrower shall immediately prepay or provide Lender with sufficient liquid collateral acceptable to Lender in its reasonable discretion so as to make Lender whole for any outstanding Letters of Credit.

(iii)                               The issuance of any Letter of Credit and any amendment to a Letter of Credit is subject to Lender’s written approval and must be in form and content satisfactory to Lender and in favor of a beneficiary acceptable to Lender.

(iv)                              To sign Lender’s form applications and agreements for Letters of Credit as required by Lender.

(v)                                 To pay any issuance fees that Lender notifies Borrower will be charged for issuing and processing Letters of Credit for Borrower.

(vi)                              To pay a Letter of Credit fee at the rate of one and three fourths percent (1.75%) per annum on the average daily amount of the sum of (A) all undrawn amounts of outstanding Letters of Credit and (B) all amounts drawn under Letters of Credit and not added to the balance of the Loan pursuant to subparagraph (i) above, during the period from and including the Closing Date to but excluding the later of the date on which the Commitment terminates and the date on which Lender has no further exposure under any Letters of Credit.  Such fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Commitment terminates and any such fees accruing after the date on which the Commitment terminates shall be payable on demand

(vii)                           To allow Lender to automatically charge Borrower’s checking account for applicable fees, discounts, and other charges.

SECTION 2.03             Interest.

(a)                                  The interest rate applicable to the Loan shall be a rate per year equal to the greater of (i) the LIBOR Rate plus three (3) percentage points and (ii) four and one-half percent (4.5%) per annum.

(b)                                 Interest shall be calculated on the basis of a year of 360 days for the actual number of days elapsed.

(c)                                  Upon the occurrence of any Event of Default, all Indebtedness, including any interest, fees, or costs which are not paid when due, will at the option of Lender bear interest at the Default Rate.  This may result in compounding of interest.  This will not constitute a waiver of any Default or Event of Default.

SECTION 2.04             Repayment Terms.

(a)                                  Borrower will pay all unpaid accrued interest on the Loan on November 30, 2009 and then on the same day of each month thereafter until payment in full of any principal outstanding under the Loan.

(b)                                 Borrower will repay in full any principal, interest or other charges outstanding under the Loan no later than the Termination Date.

SECTION 2.05             Note.  The Loan shall be evidenced by the Note, which shall be in substantially the form of Exhibit “G” annexed hereto and made a part hereof.  Lender is hereby authorized by Borrower to endorse on the schedule attached to the Note the amount of each Advance under the Loan and of each payment of principal received by Lender on account of the Loan, which endorsement shall, in the absence of manifest error, be conclusive as to the outstanding balance of the Loan; provided, however, that the failure to make such notation with respect to any Advance or payment shall not limit or otherwise affect the obligations of Borrower under this Agreement or the Note.

SECTION 2.06             Prepayments.

(a)                                  Borrower may voluntarily prepay the outstanding principal amount of the Loan, in whole at any time or in part from time to time, without premium or penalty.

(b)                                 In the event the outstanding aggregate principal balance of the Loan at any time exceeds the Borrowing Base, Borrower shall make a mandatory prepayment in an amount equal to such excess.  Each such mandatory prepayment shall be paid prior to the earlier of (i) two (2) Business Days after Borrower shall have knowledge of such excess, or

(ii) two (2) Business Days after Lender shall have made demand that Borrower make such a mandatory prepayment.  Notwithstanding the above, Borrower hereby authorizes and directs Lender to withdraw the amount of such excess from any account or accounts of Borrower maintained at Lender, in any order and manner as Lender may determine in its sole discretion, without prior Notice or demand to Borrower, upon and at any time after receipt by Lender of a Borrowing Base Certificate reflecting such excess, and apply said sums to the payment of such mandatory prepayment.  All prepayments under this Section 2.06(b) shall be made together with interest accrued and unpaid to the date of such prepayment on the principal amount prepaid.

SECTION 2.07             Proceeds.  Borrower will not, directly or indirectly, use any part of the proceeds of the Loan for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to any Person for the purpose of purchasing or carrying any such margin stock, or for any purpose which violates, or is inconsistent with, Regulation X of such Board of Governors.

SECTION 2.08             Fees.

(a)                                  Unused Portion Fee.  Borrower agrees to pay a fee on the Unused Portion, based on the average of the daily amount of the Unused Portion.  The fee will be calculated at 1/4% per year.  Such fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the Termination Date.

(b)                                 Waiver Fee.  If Lender, at its discretion, agrees to waive or amend any terms of this Agreement, Borrower will, at Lender’s option, pay Lender a fee for each waiver or amendment in an amount advised by Lender at the time Borrower requests the waiver or amendment.  Nothing in this paragraph shall imply that Lender is obligated to agree to any waiver or amendment requested by Borrower.  Lender may impose additional requirements as a condition to any waiver or amendment.  Nothing in this paragraph shall imply that Lender is obligated to agree to any waiver or amendment requested by Borrower.  Lender may impose additional requirements as a condition to any waiver or amendment.

(c)                                  Late Fee.  To the extent permitted by Law, Borrower agrees to pay a late fee in an amount not to exceed four percent (4%) of any payment that is more than fifteen (15) days late.  The imposition and payment of a late fee shall not constitute a waiver of Lender’s rights with respect to any Default.

SECTION 2.09             Expenses.

(a)                                  Borrower agrees to immediately repay Lender for expenses that include, but are not limited to, filing, recording and search fees, title insurance premiums and fees, appraisal fees, title report fees, and documentation fees.

(b)                                 Borrower also agrees to reimburse Lender for any expenses it incurs in the preparation, negotiation and closing of this Agreement and any agreement or instrument required by this Agreement.  Expenses include, but are not limited to, reasonable attorneys’ fees.

(c)                                  Borrower agrees to reimburse Lender for the cost of periodic field examinations of Borrower’s books, records and Collateral, and appraisals of the Collateral, at such intervals as Lender may reasonably require.  The actions described in this paragraph may be performed by employees of Lender or by independent appraisers.

SECTION 2.10             Disbursements, Payments and Costs.

(a)                                  Disbursements and Payments.

(i)                                     Each payment by Borrower will be made in U.S. Dollars and immediately available funds by debit to a deposit account, as described in this Agreement or otherwise authorized by Borrower.  For payments not made by direct debit, payments will be made by mail to the address shown on Borrower’s statement or at one of Lender’s banking centers, or by such other method as may be permitted by Lender.

(ii)                                  Lender may honor instructions for Advances or repayments given by any one of the Authorized Individuals.

(iii)                               For any payment under this Agreement made by debit to a deposit account, Borrower will maintain sufficient immediately available funds in the deposit account to cover each debit.  If there are insufficient immediately available funds in the deposit account on the date Lender enters any such debit authorized by this Agreement, Lender may reverse the debit.

(b)                                 Telephone and Telefax Authorization.  Lender may honor telephone or telefax instructions for Advances or repayments (and for Letters of Credit) given, or purported to be given, by any one of the Authorized Individuals.  Borrower will indemnify and hold Lender harmless from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions Lender reasonably believes are made by any Authorized Individual.  This paragraph will survive this Agreement’s termination, and will benefit Lender and its officers, employees, and agents.

(c)                                  Borrower’s Account.  Advances will be deposited in account number 814006094 owned by Borrower, or such other of Borrower’s accounts with Lender as designated in writing by Borrower.

(d)                                 Direct Debit.  Borrower agrees that Lender will debit deposit account number 814006094 owned by Borrower, or such other of Borrower’s accounts with Lender as designated in writing by Borrower, for all payments due hereunder, under the Note, or under any of the other Loan Documents.

(e)                                  Business Days.  Unless otherwise provided in this Agreement, all payments which would be due on a day which is not a Business Day will be due on the next Business Day.  All payments received on a day which is not a Business Day will be applied to the Loan on the next Business Day.

(f)                                    Interest Calculation.  Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed.  Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.

(g)                                 Default Rate.  Upon the occurrence of any Event of Default or after maturity or after judgment has been rendered on any obligation under this Agreement, all Indebtedness will at the option of Lender bear interest at the Default Rate.  This may result in compounding of interest.  This will not constitute a waiver of any Default or Event of Default.

ARTICLE III

SECURITY

SECTION 3.01             Collateral.

(a)                                  Personal Property.  Pursuant to the Security Agreement, all personal property of Borrower will secure the Indebtedness and all other present and future obligations of Borrower to Lender.  All personal property Collateral securing any other present or future obligations of Borrower to Lender shall also secure the Indebtedness.

(b)                                 Real Property.  Pursuant to the Mortgage, the Indebtedness will also be secured by a first priority mortgage in favor of Lender covering the property described in the Mortgage.

SECTION 3.02             Continuation; Perfection.  Borrower, at its expense, shall promptly and diligently take all action necessary to maintain and preserve the Liens and security interests granted in the Collateral pursuant to the Security Instruments and shall either cause to be filed in appropriate offices of public record, or shall cause to be promptly delivered to Lender, such statements, instruments, assignments, documents or papers, as may be necessary to keep such security interest continuously perfected in the Collateral, and shall execute and acknowledge and deliver or cause to be done, executed, acknowledged and delivered, all and every such further act, deed, conveyance, financing statement, continuation statement, transfer and assurances Lender may from time to time request for the better assuring, conveying, transferring and confirming unto Lender the Collateral that is now and thereafter constituted, including but not limited to appropriate landlord lien waivers in form and content acceptable to Lender.  Notwithstanding the above, Lender is hereby appointed Borrower’s attorney-in-fact, coupled with an interest, to do, at Lender’s option and at Borrower’s expense, all acts and things which Lender may deem necessary to perfect and continue perfecting the security interest referred to by this Agreement and the Security Instruments and to protect the Collateral.

SECTION 3.03             Lien Survives Until Full Repayment.  Borrower hereby acknowledges that the Liens and security interests in all of the Collateral are granted to Lender as security for the repayment of all of the Indebtedness.

ARTICLE IV

CONDITIONS PRECEDENT

SECTION 4.01             Conditions Precedent to Initial Advance.  The obligations of Lender to make the initial Advance to Borrower are subject to the conditions precedent that Lender shall have received on or before such Advance each of the following, in form and substance satisfactory to Lender and its counsel:

(a)                                  Authorizations.  If Borrower or any other Loan Party is anything other than a natural person, evidence that the execution, delivery and performance by Borrower and/or such Loan Party of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

(b)                                 Good Standing.  Certificates of good standing for Borrower and all Entity Loan Parties from their respective states of formation and from any other state(s) in which any of them is required to qualify to conduct its business.

(c)                                  Governing Documents.  If required by Lender, a copy of the organizational and governing documents of Borrower and all Entity Loan Parties.

(d)                                 Incumbency and Signature Certificate of Borrower and Each Loan Party.  A certificate (dated as of the date of this Agreement) of the Secretary of Borrower and each Entity Loan Party certifying the names and true signatures of the officers or managers of Borrower and such Entity Loan Parties authorized to sign the Loan Documents to which it is a party and the other documents to be delivered under this Agreement.

(e)                                  Note.  The Note duly executed by Borrower.

(f)                                    Security Agreement; UCC Search.

(i)                                     The Security Agreement.

(ii)                                  The Trademark Assignment.

(iii)                               Evidence that the security interests and Liens in favor of Lender are valid, enforceable, properly perfected in a manner acceptable to Lender and prior to all others’ rights and interests, except those Lender consents to in writing.  The foregoing shall include, if required by Lender, copies of Requests for Copies or Information (Form UCC-11) identifying all of the financing statements on file with respect to Borrower and any other Persons who own any of the Collateral in all jurisdictions require by Lender, indicating that no party claims an interest in any of the Collateral.

(g)                                 Other Loan Documents.  The Mortgage and all other Security Instruments and other Loan Documents, duly executed and delivered.

(h)                                 Opinion of Counsel for Borrower.  A favorable opinion of Barber & Bartz,  counsel for Borrower and the other Loan Parties, in the form of Exhibit 4.01(h) hereto attached.

(i)                                     Payment of Fees.  Payment of all fees and other amounts due and owing to Lender, including without limitation payment of all accrued and unpaid expenses incurred by Lender as required by Section 2.09.

(j)                                     Repayment of Other Credit Agreement.  Evidence that the existing credit facility with Bank of Oklahoma, N.A. has been or will be repaid and cancelled on or before the first Advance.

(k)                                  Landlord Agreement.  For any personal property Collateral located on real property which is subject to a mortgage or deed of trust or which is not owned by Borrower, an agreement from the owner of the real property and the holder of any such mortgage or deed of trust in form acceptable to Lender.

(l)                                     Insurance.  Evidence of insurance coverage as required by this Agreement.

(m)                               Environmental Information.  An environmental site assessment prepared by a qualified third party consultant approved by Lender concerning any potential toxic or hazardous condition with respect to the real property Collateral, together with a certification signed by Borrower regarding the environmental information provided to Lender.

(n)                                 Title Insurance.  An ALTA lender’s title insurance policy (on a form acceptable to Lender and from a title company acceptable to Lender), for at least $4,000,000.00, insuring Lender’s interest in the real property Collateral, with only such exceptions as may be approved by Lender and together with such endorsements as Lender may require.

(o)                                 Other Required Documentation. Such other information, documents and assurances as shall be reasonably requested by Lender.

ARTICLE V

COVENANTS

Borrower covenants and agrees with Lender that from the date hereof and so long as this Agreement is in effect (by extension, amendment or otherwise) and until payment in full of all Indebtedness, termination of the Commitment and the performance of all other obligations of Borrower under this Agreement, unless Lender shall otherwise consent in writing:

SECTION 5.01             Maintenance of Existence.  Borrower shall preserve and maintain, and cause each Entity Loan Party to preserve and maintain, its existence and good standing in the jurisdiction of its organization, and Borrower shall qualify and remain qualified, and cause each Entity Loan Party to qualify and remain qualified, as a foreign entity in each jurisdiction in which such qualification is required.

SECTION 5.02             Maintenance of Records.  Borrower shall keep, and cause each Loan Party to keep, adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of the applicable Person.

SECTION 5.03             Compliance with Applicable Laws.  Borrower will comply and cause all Loan Parties to comply with the requirements of all applicable Laws and orders of any Tribunal and obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or to the conduct of its business.

SECTION 5.04             Financial Statements and Reports.  Borrower will provide the following financial information and statements in form and content acceptable to Lender, and such additional information as requested by Lender from time to time.  Lender reserves the right, upon written Notice to Borrower, to require Borrower to deliver financial information and statements to Lender more frequently than otherwise provided below, and to use such additional information and statements to measure any applicable financial covenants in this Agreement.

(a)                                  Within 90 days of the fiscal year end, the annual financial statements of Borrower, certified and dated by an authorized financial officer.  These financial statements must be audited (with an opinion satisfactory to Lender) by a Certified Public Accountant acceptable to Lender.  Lender agrees that Borrower’s current Certified Public Accountant is acceptable as of the date of this Agreement.

(b)                                 Within 45 days of the period’s end (excluding the last period in each fiscal year), quarterly financial statements of Borrower, certified and dated by an authorized financial officer.  These financial statements may be company-prepared.

(c)                                  Promptly, upon sending or receipt, copies of any management letters and correspondence relating to management letters, sent or received by Borrower to or from Borrower’s auditor.  If no management letter is prepared, Lender may, in its discretion, request a letter from such auditor stating that no deficiencies were noted that would otherwise be addressed in a management letter.

(d)                                 Copies of the federal income tax return of each Loan Party, within 15 days of filing, and, if requested by Lender, copies of any extensions of the filing date.

(e)                                  Copies of the Form 10-K Annual Report and Form 10-Q Quarterly Report for Borrower, within ten (10) days after the date of filing with the Securities and Exchange Commission.

(f)                                    With each financial statement provided to Lender pursuant to subparagraphs (a) and (b) above and within forty-five (45) days after the end of the fiscal year, a Compliance Certificate signed by an authorized financial officer and setting forth (i) the information and computations (in sufficient detail) to establish compliance with all financial covenants at the end of the applicable period and (ii) whether there existed as of such date and whether there exists as of the date of the certificate, any Default or Event of Default and, if any such Default or Event of Default, specifying the nature thereof and the action the party is taking and proposes to take with respect thereto.

(g)                                 A Borrowing Base Certificate as of the last day of each month and delivered to Lender within twenty (20) days after month end.

(h)                                 A detailed aging of Borrower’s Accounts by invoice or a summary aging by Account Debtor, as specified by Lender, within twenty (20) days after the end of each month.

(i)                                     A listing of the names and addresses of all Account Debtors obligated upon Borrower’s Eligible Accounts within fifteen (15) days after demand therefore by Lender.

(j)                                     Promptly upon Lender’s request, such other books, records, statements, lists of property and accounts, budgets, forecasts or reports as to Borrower and as to each guarantor of Borrower’s obligations to Lender as Lender may request.

SECTION 5.05             Dividends and Distributions.  Not to declare or pay any dividends, redemptions or repurchases of stock, distributions and withdrawals (as applicable) to its owners, except:

(a)                                  dividends payable in capital stock; and

(b)                                 stock repurchases up to an aggregate of $1,000,000.00 (which amount shall include any repurchases that may have occurred prior to the Closing Date) under Borrower’s stock repurchase program announced in its October 29, 2008 press release and its Form 8-K filed October 31, 2008.

SECTION 5.06             Bank as Principal Depository.  To maintain Lender as its principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts.

SECTION 5.07             Other Debts.  Not to have outstanding or incur (or allow any other Loan Party to have outstanding or incur) any direct or contingent liabilities or lease obligations (other than those to Lender), or become liable for the liabilities of others, without Lender’s written consent.  This does not prohibit:

(a)                                  Acquiring goods, supplies, or merchandise on normal trade credit.

(b)                                 Endorsing negotiable instruments received in the usual course of business.

(c)                                  Obtaining surety bonds in the usual course of business.

(d)                                 Liabilities, lines of credit and leases in existence on the date of this Agreement disclosed on the attached Schedule 5.07.

(e)                                  Additional debts and lease obligations for capital acquisitions permitted to be secured by purchase money security interests pursuant to the terms of this Agreement.

SECTION 5.08             Other Liens.  Not to create, assume, or allow any security interest or Lien (including judicial liens) on property Borrower or any Loan Party now or later owns, except:

(a)                                  Liens and security interests in favor of Lender.

(b)                                 Liens for taxes not yet due or being contested in good faith.

(c)                                  Liens outstanding on the date of this Agreement disclosed on Schedule 5.08/6.07.

(d)                                 Additional purchase money security interests in assets acquired after the date of this Agreement, if the total principal amount of debts secured by such Liens does not exceed $250,000.00 at any one time.

SECTION 5.09             Maintenance of Assets.

(a)                                  Not to sell, assign, lease, transfer or otherwise dispose of any part of Borrower’s business or Borrower’s assets except in the ordinary course of Borrower’s business.

(b)                                 Not to sell, assign, lease, transfer or otherwise dispose of any assets for less than fair market value, or enter into any agreement to do so.

(c)                                  Not to enter into any sale and leaseback agreement covering any of its fixed assets.

(d)                                 To maintain and preserve all rights, privileges, and franchises Borrower now has.

(e)                                  To make any repairs, renewals, or replacements to keep Borrower’s properties in good working condition.

SECTION 5.10             Investments.  Not to have any existing, or make any new, investments in any individual or entity, or make any capital contributions or other transfers of assets to any individual or entity, except for:

(a)                                  Existing investments disclosed to Lender in writing.

(b)                                 Investments in Borrower’s current Subsidiaries.

(c)                                  Investments in any of the following:

(i)                                     certificates of deposit;

(ii)                                  U.S. treasury bills and other obligations of the federal government;

(iii)                               marketable securities (including commercial paper, but excluding restricted stock and stock subject to the provisions of Rule 144 of the Securities and Exchange Commission).

(d)                                 Investments in businesses or assets not prohibited by Section 5.14(b).

(e)                                  Investments that do not exceed an aggregate amount of $100,000.00 outstanding at any one time.

SECTION 5.11             Loans. Not to make any loans, advances or other extensions of credit to any individual or entity, except for:

(a)                                  Existing extensions of credit disclosed to Lender in writing.

(b)                                 Extensions of credit to Borrower’s current subsidiaries.

(c)                                  Extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business to non-affiliated entities.

SECTION 5.12             Change of Management.   Not to make any substantial change in the present executive or management personnel of Borrower.

SECTION 5.13             Change in Control.  Not to cause, permit, or suffer to occur either of the following:

(a)                                  the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of stock representing more than twenty-five percent (25%) of the aggregate ordinary voting power represented by the issued and outstanding stock of Borrower; or

(b)                                 occupation of a majority of the seats (other than vacant seats) on the board of directors of Borrower by Persons who were neither (i) nominated by the board of directors of Borrower nor (ii) appointed by directors so nominated.

SECTION 5.14             Additional Negative Covenants.  Not to, without Lender’s written consent:

(a)                                  Enter into any consolidation, merger, or other combination, or become a partner in a partnership, a member of a joint venture, or a member of a limited liability company.

(b)                                 Acquire or purchase a business or its assets for a consideration, including assumption of direct or contingent debt, in excess of Two Million Dollars ($2,000,000.00) in the aggregate after the Closing Date.  Before making any such acquisition, Borrower must obtain the prior, effective written consent or approval of the board of directors or equivalent governing body of the business being acquired.

(c)                                  Engage in any business activities substantially different from Borrower’s present business.

(d)                                 Liquidate or dissolve Borrower’s business.

(e)                                  Voluntarily suspend its business for more than five (5) days in any thirty (30) day period.

SECTION 5.15             Notices to Lender.  To promptly notify Lender in writing of:

(a)                                  Any lawsuit over Fifty Thousand Dollars ($50,000.00) against Borrower or any Loan Party.

(b)                                 Any substantial dispute between any Governmental Authority and Borrower or any Loan Party.

(c)                                  Any Default or Event of Default.

(d)                                 Any material adverse change in Borrower’s or any Loan Party’s business condition (financial or otherwise), operations, properties or prospects, or ability to repay the Loan.

(e)                                  Any change in Borrower’s or any Loan Party’s name, legal structure, principal residence (for an individual), state of registration (for a registered entity), place of business, or chief executive office if Borrower or any Loan Party has more than one place of business.

SECTION 5.16             Insurance.

(a)                                  General Business Insurance.  To maintain insurance satisfactory to Lender as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of Borrower’s and all other Loan Parties’ properties, business interruption insurance, public liability insurance including coverage for contractual liability, product liability and workers’ compensation, and any other insurance which is usual for Borrower’s business.  Each policy shall provide for at least thirty (30) days prior notice to Lender of any cancellation thereof.

(b)                                 Insurance Covering Collateral.  To maintain all risk property damage insurance policies (including without limitation windstorm coverage, and hurricane coverage as applicable) covering the tangible property comprising the Collateral.  Each insurance policy must be for the full replacement cost of the Collateral and include a replacement cost endorsement.  The insurance must be issued by an insurance company acceptable to Lender and must include a lender’s loss payable endorsement in favor of Lender in a form acceptable to Lender.

(c)                                  Evidence of Insurance.  Upon the request of Lender, to deliver to Lender a copy of each insurance policy, or, if permitted by Lender, a certificate of insurance listing all insurance in force.

SECTION 5.17             Compliance with Laws.  To comply with the Laws (including any fictitious or trade name statute), regulations, and orders of any Governmental Authority with authority over Borrower’s business.  Lender shall have no obligation to make any advance to Borrower except in compliance with all applicable Laws and regulations and Borrower shall fully cooperate with Lender in complying with all such applicable Laws and regulations.

SECTION 5.18             ERISA Plans.  Promptly during each year, to pay and cause any Subsidiaries to pay contributions adequate to meet at least the minimum funding standards under ERISA with respect to each and every Plan; file each annual report required to be filed pursuant to ERISA in connection with each Plan for each year; and notify Lender within ten (10) days of the occurrence of any Reportable Event that might constitute grounds for termination of any capital Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any Plan.  “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.  Capitalized terms in this paragraph shall have the meanings defined within ERISA.

SECTION 5.19             Books and Records.  To maintain adequate books and records.

SECTION 5.20             Audits.  To allow Lender and its agents to inspect Borrower’s properties and examine, audit, and make copies of books and records at any reasonable time.  If any of Borrower’s properties, books or records are in the possession of a third party, Borrower authorizes that third party to permit Lender or its agents to have access to perform inspections or audits and to respond to Lender’s requests for information concerning such properties, books and records.

SECTION 5.21             Perfection of Liens.  To help Lender perfect and protect its security interests and Liens, and reimburse it for related costs it incurs to protect its security interests and Liens.

SECTION 5.22             Cooperation.  To take any action reasonably requested by Lender to carry out the intent of this Agreement.

SECTION 5.23             Flood and Other Insurance.  If any improved real property Collateral is located in a designated flood hazard area, or becomes located in a designated flood hazard area after the date of this Agreement as a result of any re-mapping of flood insurance maps by the Federal Emergency Management Agency, Borrower will be required to maintain flood insurance on the real property and on any tangible personal property Collateral located on the real property.  In addition, Borrower shall maintain such other insurance as Lender may require to comply with Lender’s regular requirements and practices in similar transactions, which may include earthquake insurance and insurance covering acts of terrorism.

SECTION 5.24             Inspections and Appraisals of Real Property.  To allow Lender and its agents to visit the real property Collateral at any reasonable time for the purpose of inspecting the real property and conducting appraisals, and deliver to Lender any financial or other information concerning the real property as Lender may request.

SECTION 5.25             Use or Leasing of the Real Property Collateral.  To occupy the real property Collateral for the conduct of its regular business.  Borrower will not change its intended use of such real property without Lender’s prior written approval.

SECTION 5.26             Indemnity Regarding Use of Real Property.  To indemnify, defend with counsel acceptable to Lender, and hold Lender harmless from and against all liabilities, claims, actions, damages, costs and expenses (including all legal fees and expenses of Bank’s counsel) arising out of or resulting from the construction of any improvements on the real property Collateral, or the ownership, operation, or use of the real property Collateral, whether such claims are based on theories of derivative liability, comparative negligence or otherwise.  Borrower’s obligations to Lender under this Paragraph shall survive termination of this Agreement and repayment of Borrower’s obligations to Lender under this Agreement, and shall also survive as unsecured obligations after any acquisition by Lender of the real property Collateral or any part of it by foreclosure or any other means.

SECTION 5.27             Hazardous Substances; Real Property Collateral.

(a)                                  Indemnity Regarding Hazardous Substances.  Borrower agrees to indemnify and hold Lender harmless from and against all liabilities, claims, actions, foreseeable and unforeseeable consequential damages, costs and expenses (including sums paid in settlement of claims and all consultant, expert and legal fees and expenses of Lender’s counsel) or loss directly or indirectly arising out of or resulting from any of the following:

(i)                                     Any hazardous substance being present at any time, whether before, during or after any construction, in or around any part of the real property Collateral (the “Real Property”), or in the soil, groundwater or soil vapor on or under the Real Property, including those incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work, or any resulting damages or injuries to the person or property of any third parties or to any natural resources.

(ii)                                  Any use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance.  This indemnity will apply whether the hazardous substance is on, under or about any of Borrower’s property or operations or property leased to Borrower, whether or not the property has been taken by Lender as collateral.

Upon demand by Lender, Borrower will defend any investigation, action or proceeding alleging the presence of any hazardous substance in any such location, which affects the Real Property or which is brought or commenced against Lender, whether alone or together with Borrower or any other person, all at Borrower’s own cost and by counsel to be approved by Lender in the exercise of its reasonable judgment.  In the alternative, Lender may elect to conduct its own defense at the expense of Borrower.  Borrower’s obligations to Lender under this Article, except the obligation to give Notices to Lender, shall survive termination of this Agreement, repayment of Borrower’s obligations to Lender under this Agreement, and foreclosure of the deed of trust or mortgage encumbering the Real Property or similar proceedings.

(b)                                 Representation and Warranty Regarding Hazardous Substances.  Before signing this Agreement, Borrower researched and inquired into the previous uses and ownership of the Real Property.  Based on that due diligence, Borrower represents and warrants that to the best of its knowledge, no hazardous substance has been disposed of or released or otherwise exists in, on, under or onto the Real Property, except as Borrower has disclosed to Lender in writing.

(c)                                  Compliance Regarding Hazardous Substances.  Borrower has complied, and will comply and cause all occupants of the Real Property to comply, with all current and future Laws, regulations and ordinances or other requirements of any Governmental Authority relating to or imposing liability or standards of conduct concerning protection of health or the environment or hazardous substances (“Environmental Laws”).  Borrower shall promptly, at Borrower’s sole cost and expense, take all reasonable actions with respect to any hazardous substances or other environmental condition at, on, or under the Real Property necessary to (i) comply with all applicable Environmental Laws; (ii) allow continued use, occupation or operation of the Real Property; or (iii) maintain the fair market value of the Real Property.  Borrower acknowledges that hazardous substances may permanently and materially impair the value and use of the Real Property.

(d)                                 Notices Regarding Hazardous Substances.  Until full repayment of the Indebtedness in full and termination of the Commitment, Borrower will promptly notify Lender in writing if it knows, suspects or believes there may be any hazardous substance in or around the Real Property, or in the soil, groundwater or soil vapor on or under the Real Property, or that Borrower or the Real Property may be subject to any threatened or pending investigation by any governmental agency under any current or future Law, regulation or ordinance pertaining to any hazardous substance.

(e)                                  Site Visits, Observations and Testing.  Lender and its agents and representatives will have the right at any reasonable time, after giving reasonable Notice to Borrower, to enter and visit the Real Property and any other locations where any personal property collateral securing this Agreement is located, for the purposes of observing the Real Property and the personal property collateral, taking and removing environmental samples, and conducting tests on any part of the Real Property.  Borrower shall reimburse Lender on demand for the costs of any such environmental investigation and testing.  Lender will make reasonable efforts during any site visit, observation or testing conducted pursuant this paragraph to avoid interfering with Borrower’s use of the Real Property and the personal property collateral.  Lender is under no duty, however, to visit or observe the Real Property or the personal property collateral or to conduct tests, and any such acts by Lender will be solely for the purposes of protecting Lender’s security and preserving Lender’s rights under this Agreement.  No site visit, observation or testing or any report or findings made as a result thereof (“Environmental Report”) (i) will result in a waiver of any default of Borrower; (ii) impose any liability on Lender; or (iii) be a representation or warranty of any kind regarding the Real Property or the personal property collateral (including its condition or value or compliance with any Laws) or the Environmental Report (including its accuracy or completeness).  In the event Lender has a duty or obligation under applicable Laws, regulations or other requirements to disclose an Environmental Report to Borrower or any other party, Borrower authorizes Lender to make such a disclosure.  Lender may also disclose an Environmental Report to any regulatory authority, and to any other parties as necessary or appropriate in Lender’s judgment.  Borrower further understands and agrees that any Environmental Report or other information regarding a site visit, observation or testing that is disclosed to Borrower by Lender or its agents and representatives is to be evaluated (including any reporting or other disclosure obligations of Borrower) by Borrower without advice or assistance from Lender.

(f)                                    Definition of Hazardous Substance.  “Hazardous substance” means any substance, material or waste that is or becomes designated or regulated as “toxic,” “hazardous,” “pollutant,” or “contaminant” or a similar designation or regulation under any current or future federal, state or local Law (whether under common Law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including without limitation petroleum or natural gas.

SECTION 5.28             Financial Covenants.

(a)                                  Tangible Net Worth.  Borrower’s Tangible Net Worth shall at all times be no less than $10,000,000.00.

(b)                                 Funded Debt to EBITDA.  Borrower shall maintain a ratio of Funded Debt to EBITDA not exceeding 2.50:1.0.  “Funded Debt” means all outstanding Debt for borrowed money, all Debt comprised of guaranties of money borrowed by any Persons other than Borrower and other interest-bearing liabilities, including current and long term Debt. This ratio will be calculated on a rolling four quarters basis at the end of each fiscal quarter, using the results of the twelve-month period ending at the end of such fiscal quarter.

(c)                                  Fixed Charge Coverage Ratio.  Borrower shall maintain a Fixed Charge Coverage Ratio of no less than 1.25:1.0.  “ Fixed Charge Coverage Ratio” means the ratio of (a) EBITDA, to (b) the sum of interest expense, lease expense, the current portion of long-term liabilities, the current portion of capitalized lease obligations and all expenditures for stock repurchases allowed pursuant to Section 5.05(b).  This ratio will be calculated on a rolling four quarters basis at the end of each fiscal quarter, using the results of the twelve-month period ending at the end of such fiscal quarter.  The current portion of long-term liabilities will be measured as of the last day of the calculation period.

SECTION 5.29             Change of Fiscal Year.  Borrower will not change its fiscal year from its present fiscal year.

SECTION 5.30             Assignment of Claims Act.  Borrower will promptly, upon request by Lender, comply with any and all of the requirements of the Assignment of Claims Act (Title 31 Section 3727 and Title 41 Section 15 of the United States Code), where such statutes are applicable to any Eligible Accounts, and shall take all such other action as may be necessary to facilitate the direct assignment to Lender of the payments due or to become due under any Eligible Accounts which has at least Twenty-Five Thousand Dollars ($25,000.00) in payment obligations to Borrower and which has a duration of at least three (3) months, and such further action as may be necessary to facilitate the creation and perfection of Lender’s security interest in such payments.

SECTION 5.31             Merchantable Inventory; Compliance with FLSA.  All Inventory which is included in the Borrowing Base shall be of good and merchantable quality and free from defects, and shall be produced in compliance with the requirements of the U.S. Fair Labor Standards Act (29 U.S.C. §§201 et seq.).

SECTION 5.32             Additional Collateral; Further Assurances.

(a)                                  Subject to applicable law, Borrower shall cause each of its Subsidiaries formed or acquired after the date of this Agreement in accordance with the terms of this Agreement (and XETAPLAN, Inc., if it acquires any material assets or begins any materials operations, in which case it shall be considered a Subsidiary formed or acquired after the date of this Agreement for purposes of this Section 5.32) to become a Loan Party by executing a Joinder Agreement in form acceptable to Lender and a form of Guaranty Agreement acceptable to Lender.  Upon execution and delivery thereof, each such Person (i) shall automatically have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (ii) will grant Liens to Lender in any property of such Subsidiary, including any parcel of real property owned by such Subsidiary.

(b)                                 Borrower and each Subsidiary that is a Loan Party will cause (i) 100% of the issued and outstanding Equity Interests of each of its domestic Subsidiaries and (ii) 65%  of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each foreign Subsidiary directly owned by the Borrower or any domestic Subsidiary to be subject at all times to a first priority, perfected Lien in favor of Lender pursuant to the terms and conditions of the Loan Documents or other security documents as Lender shall reasonably request.

(c)                                  If any material assets (including any real property or improvements thereto or any interest therein) are acquired by Borrower or any Subsidiary that is a Loan Party after the date of this Agreement (other than assets constituting Collateral under the Security Instruments that become subject to the Lien in favor of Lender upon acquisition thereof), Borrower will notify Lender thereof, and, if requested by Lender, Borrower will cause such assets to be subjected to a Lien securing the Indebtedness and will take, and cause the applicable Subsidiary(s) to take, such actions as shall be necessary or reasonably requested by Lender to grant and perfect such Liens, including actions described in paragraph (a) and (b) of this Section, all at the expense of the Loan Parties.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

To induce Lender to enter into this Agreement and to make the Loan under the provisions hereof, and in consideration thereof, Borrower represents, warrants and covenants as follows:

SECTION 6.01             Organization, Good Standing, and Due Qualification.  Borrower and each Entity Loan Party (i) is duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its formation, (ii) has the power and authority to own its assets and to transact the business in which it is now engaged or proposed to be engaged, and (iii) is duly qualified as a foreign entity and in good standing under the Laws of each other jurisdiction in which such qualification is required.

SECTION 6.02             Authorization.  This Agreement, and any instrument or agreement required hereunder (including without limitation all Loan Documents), are within each Loan Party’s powers, have been duly authorized, and do not conflict with any Entity Loan Party’s organizational papers.

SECTION 6.03             Enforceable Agreement.  This Agreement is a legal, valid and binding agreement of Borrower, enforceable against Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

SECTION 6.04             No Conflicts.  The execution, delivery, and performance by the Loan Parties of the Loan Documents do not and will not (1) require any consent or approval not already obtained, (2) violate any provision of any Law, rule, regulation (including, without limitation, Regulations U and X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination, or award presently in effect having applicability to any Loan Party, (3) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease, or instrument to which any Loan Party is a party or by which it or its properties may be bound or affected, (4) result in, or require, the creation or imposition of any Lien, upon or with respect to any of the properties now owned or hereafter acquired by such Loan Party, (5) cause such Loan Party to be in default under any such Law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award or any such indenture, agreement, lease, or instrument.

SECTION 6.05             Financial Information.  All financial and other information that has been or will be supplied to Lender is sufficiently complete to give Lender accurate knowledge of Borrower’s (and any other Loan Party’s) financial condition, including all material contingent liabilities.  Since the date of the most recent financial statement provided to Lender, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of any Loan Party.

SECTION 6.06             Lawsuits.  There is no lawsuit, tax claim or other dispute pending or threatened against Borrower which, if lost, would impair Borrower’s financial condition or ability to repay the Loan, except as have been disclosed in writing to Lender.

SECTION 6.07             Collateral.  All Collateral is owned by the grantor of the applicable Lien or security interest free of any title defects or any Liens or interests of others, except those Liens and interests set forth on the attached Schedule 5.08/6.07.

SECTION 6.08             Permits, Franchises.  Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights, copyrights, and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

SECTION 6.09             Other Obligations.  Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as have been disclosed in writing to Lender.

SECTION 6.10             Tax Matters.  Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year and all taxes due have been paid, except as have been disclosed in writing to Lender.

SECTION 6.11             No Event of Default.  There is no event which is, or with notice or lapse of time or both would be, an Event of Default.

SECTION 6.12             Insurance.  Borrower has obtained, and maintained in effect, the insurance coverage required by this Agreement.

SECTION 6.13             ERISA Plans.

(a)                                  Each Plan (other than a multiemployer plan) is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Law.  Each Plan has received a favorable determination letter from the IRS and to the best knowledge of Borrower, nothing has occurred which would cause the loss of such qualification.  Borrower has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Code with respect to each Plan, and has not incurred any liability with respect to any Plan under Title IV of ERISA.

(b)                                 There are no claims, lawsuits or actions (including by any Governmental Authority), and there has been no prohibited transaction or violation of the fiduciary responsibility rules, with respect to any Plan which has resulted or could reasonably be expected to result in a material adverse effect.

(c)                                  With respect to any Plan subject to Title IV of ERISA:

(i)                                     No reportable event has occurred under Section 4043(c) of ERISA for which the PBGC requires 30-day notice.

(ii)                                  No action by Borrower or any ERISA Affiliate to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 of ERISA.

(iii)                               No termination proceeding has been commenced with respect to a Plan under Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.

(d)                                 The following terms have the meanings indicated for purposes of this Agreement:

(i)                                     “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(ii)                                  “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

(iii)                               “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Section 414(b) or (c) of the Code.

(iv)                              “PBGC” means the Pension Benefit Guaranty Corporation.

(v)                                 “Plan” means a pension, profit-sharing, or stock bonus plan intended to qualify under Section 401(a) of the Code, maintained or contributed to by Borrower or any ERISA Affiliate, including any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

SECTION 6.14             Location of Borrower.  The place of business of Borrower (or, if Borrower has more than one place of business, its chief executive office) is located at 1814 W. Tacoma Street, Broken Arrow, Oklahoma 74012-1406.

SECTION 6.15             Investment Company Act Representation.  Borrower is not an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 6.16             Fiscal Year.  The fiscal year of Borrower ends October 31.

SECTION 6.17             Subsidiaries.  Borrower has no Subsidiaries except XETAPLAN, Inc., an Oklahoma corporation, which has no material assets and no ongoing operations.

SECTION 6.18             Other Names, Etc.  The following is a list of all other names (including trade names or similar appellations) used by Borrower, or any other business or organization to which Borrower became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, now or at any time during the past five years:  Summatis.

SECTION 6.19             Other Locations.

The following are all other places of business and other locations of each Loan Party in the United States of America not listed in Section 6.14 above where any of the Collateral consisting of inventory or equipment is located:

Loan Party	Name/Address	City and/or County	State
Borrower	NEW JERSEY, Marlton 4003 H Lincoln Drive West 4003 Suite H	Marlton	NJ

Borrower	OREGON, Gresham Gentry Building Suite 210-4 200 NE 2nd	Gresham	OR

Borrower	TEXAS, Dallas 2730 N. Stemmons Freeway Suite 511, West Tower	Dallas	TX

Borrower	TEXAS, Richardson (Samsung) 1601 Glenville Drive Suite 103	Richardson	TX

Borrower	TEXAS, Houston One Cornerstone Plaza 3845 FM 1960 West Suite 277	Houston	TX

Borrower	VIRGINIA, Reston 1800 Alexander Bell Drive	Reston	VA

Borrower	WASHINGTON, Seattle 13228 NE 20th Street Suite 500	Bellevue	WA

SECTION 6.20             Lessees, Consignees, Bailees, Etc.  The following are the names and addresses (and other information in regard to) of all Persons other than each Loan Party, such as lessees, consignees, warehousemen, bailees or purchasers of chattel paper, which have possession or are intended to have possession of any of the Collateral consisting of instruments, chattel paper, inventory or equipment:

Affected Loan Party	Name and Address	City and/or County	State	Description of Collateral
Borrower	CK-Miami Dade Public Schools-Miami 10451 N.W. 28th St. Ste. F101	Doral	FL	New systems being staged (prepped) for local installation

Borrower	CK-Tulsa Public Schools- Tulsa 3027 S. New Haven	Tulsa	OK	Spare parts

Borrower	CK-St. John Tulsa 1923 S. Utica Ave.	Tulsa	OK	Spare parts

Borrower	CK-City of Joplin-Joplin 303 East Third Street	Joplin	MO	Spare parts

Borrower	CK-Bellevue 13228 NE 20th St. Suite 500	Bellevue	WA	Spare parts

Borrower	Atlanta Remote Warehouse 15 Royal Drive	Forrest Park	GA	Spare parts

Borrower	Boston Remote Warehouse 577 Main St.	Hudson	MA	Spare parts

Borrower	Charlotte Remote Warehouse 552 Griffith Road	Charlotte	NC	Spare parts

Borrower	Chicago Remote Warehouse 1270 Kirk St.	Elk Grove Village	IL	Spare parts

Borrower	Cleveland Remote Warehouse 16172 Imperial Pkwy	Strongsville	OH	Spare parts

Borrower	Dallas Remote Warehouse 1705 Wallace Drive	Carollton	TX	Spare parts

Borrower	Denver Remote Warehouse 2355 Delgany St.	Denver	CO	Spare parts

Borrower	Detroit Remote Warehouse 1895 Stephenson Hwy.	Troy	MI	Spare parts

Borrower	Louisville Remote Warehouse 1017 Industrial Blvd.	Louisville	KY	Spare parts

Borrower	Miami Remote Warehouse 386 NE 191st St.	Miami	FL	Spare parts

Borrower	Minneapolis Remote Warehouse 2280 Terminal Road	Roseville	MN	Spare parts

Borrower	New Jersey Remote Warehouse 10 Old Bloomfield Avenue	Pine Brook	NJ	Spare parts

Borrower	OK City Remote Warehouse 1001 Enterprise Ave. Bay 22	OK City	OK	Spare parts

Borrower	Orlando Remote Warehouse 9600 Satellite Blvd. Ste. 100	Orlando	FL	Spare parts

Affected Loan Party	Name and Address	City and/or County	State	Description of Collateral
Borrower	Southern CA Remote Warehouse 3731 W. Warner Avenue	Santa Ana	CA	Spare parts

Borrower	Syracuse Remote Warehouse 6816 Ellicott Drive	East Syracuse	NY	Spare parts

Borrower	D.C. Remote Warehouse 10233 Southard Drive	Beltsville	MD	Spare parts

Borrower	St. Louis Warehouse 1111 Horan Drive, Suite I-J	Fenton	MO	Primary warehouse — new systems being staged for installation; new components held for resale; refurbished parts held for resale and to support field services

Borrower	Tulsa Warehouse 1814 W. Tacoma	Broken Arrow	OK	Spare parts, new and refurbished, call accounting systems, installation materials / supplies, new systems being staged for local installations

Borrower	Flash Global Logistics c/o Atlanta Logistics & Recovery Att: James Call 15 Royal Drive	Forrest Park	GA	Spare parts

Borrower	Flash Global Logistics Attn: Kirk Neison 577 Main St.	Hudson	MA	Spare parts

Borrower	Flash Global Logistics c/o Dial 4 Delivery Attn: Julie Sayavong 552 Griffith Road	Charlotte	NC	Spare parts

Borrower	Flash Global Logistics c/o Speedy Messenger & Delivery Attn: Greg Hubbard 2355 Delgany St.	Denver	CO	Spare parts

Borrower	Flash Global Logistics c/o A-1 International Courier Service, Inc. Attn: Karen Dodd 1895 Stephenson Hwy.	Troy	MI	Spare parts

Borrower	Flash Global Logistics Attn: Matt Sanders 1017 Industrial Blvd.	Louisville	KY	Spare parts

Borrower	Flash Global Logistics c/o Baron Messenger Attn: Ricky De Armas 386 NE 191st St.	Miami	FL	Spare parts

Affected Loan Party	Name and Address	City and/or County	State	Description of Collateral
Borrower	Flash Global Logistics c/o Express Messenger System Attn: Dan Comstock 2280 Terminal Road	Roseville	MN	Spare parts

Borrower	Flash Global Logistics Att: Javier Perez 10 Old Bloomfield Avenue	Pine Brook	NJ	Spare parts

Borrower	Flash Global Logistics c/o Freedom Express Attn: Shane Cooke 1001 Enterprise Ave., Bay 22	Oklahoma City	OK	Spare parts

Borrower	Flash Global Logistics c/o Courier Express Attn: Orlando Linanes 9600 Satellite Blvd., Ste. 100	Orlando	FL	Spare parts

Borrower	Flash Global Logistics c/o Orange Courier Attn: Radu Mihalescu 3731 W. Warner Avenue	Santa Ana	CA	Spare parts

Borrower	Flash Global Logistics c/o Trans Logistix Attn: Seth Gibson 10233 Southard Drive	Beltsville	MD	Spare parts

SECTION 6.21             Prime Government Receivables and Sub Contractor or Other Government Receivables.  With respect to all Prime Government Receivables and Sub Contractor or Other Government Receivables, to the best of Borrower’s knowledge (a) there has been no default or cancellation with respect thereto, (b) the Prime Government Receivables and Sub Contractor or Other Government Receivables are not dependent on any future appropriations, (c) the assignment of all sums due thereunder does not violate any Law, statute, or regulation and is permissible, (d) Borrower has the right to assign all monies due thereunder, (e) any prior assignment with respect thereto has been terminated; and (f) Borrower is not subject to any pending or threatened debarment proceedings.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01             Events of Default.  One or more of the following events shall constitute an “Event of Default”:

(a)           Borrower shall default in the payment when due of any principal of or interest on the Loan, as herein provided, or any fees or other amount payable by it hereunder or under any Security Instrument; or

(b)           Borrower shall default in the payment when due of any principal of or interest on any of its other Debt aggregating $50,000.00 or more, or any event specified in any note, agreement, indenture or other document evidencing or relating to any such Debt shall occur, if the effect of such event is to cause, or (with the giving of any notice or the lapse of time or both) to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders) to cause, such Debt to become due prior to its stated maturity; or

(c)           Any representation, warranty or certification made or deemed made herein or in any Security Instrument by any Loan Party, or any certificate furnished to Lender pursuant to the provisions hereof or any Security Instrument, shall prove to have been false or misleading as of the time made or furnished in any material respect; or

(d)           Borrower shall default in the performance of any of its other obligations under any Article of this Agreement or under any of the Loan Documents; or

(e)           Borrower or any Loan Party has given Lender false or misleading information or representations; or

(f)            Borrower, any Loan Party, or any general partner of any Loan Party files a bankruptcy petition, a bankruptcy petition is filed against any of the foregoing parties, or Borrower, any Loan Party, or any general partner of any Loan Party makes a general assignment for the benefit of creditors.  The default will be deemed cured if any bankruptcy petition filed against Borrower, any Loan Party, or any general partner of any Loan Party is dismissed within a period of forty-five (45) days after the filing; provided, however, that such cure opportunity will be terminated upon the entry of an order for relief in any bankruptcy case arising from such a petition; or

(g)           A receiver or similar official is appointed for a substantial portion of Borrower’s or any Loan Party’s business, or the business is terminated, or, if any Loan Party is anything other than a natural person, such Loan Party is liquidated or dissolved; or

(h)           Lender fails to have an enforceable first Lien (except for any prior Liens to which Lender has consented in writing) on or security interest in any Collateral unless such deficiency is cured within thirty (30) days after the earlier of discovery by Borrower or any Responsible Officer or the date on which Lender gives written notice thereof to Borrower; or

(i)            Any lawsuit or lawsuits are filed on behalf of one or more trade creditors against Borrower or any Loan Party in an aggregate amount of Fifty Thousand Dollars ($50,000.00) or more in excess of any insurance coverage unless such lawsuit or lawsuits are bonded around, settled or dismissed within sixty (60) days after receipt of summons; or

(j)            Any judgments or arbitration awards are entered against Borrower or any Loan Party, or Borrower or any Loan Party enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of Fifty Thousand Dollars ($50,000.00) or more in excess of any insurance coverage; or

(k)           A material adverse change occurs, or is reasonably likely to occur, in Borrower’s (or any Loan Party’s) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the Loan; or

(l)            Any Governmental Authority takes action that Lender reasonably believes materially adversely affects Borrower’s or any Loan Party’s financial condition or ability to repay; or

(m)          A default occurs under any other term or condition of this Agreement not specifically referred to in this Article.  This includes any failure or anticipated failure by Borrower (or any other party named in the Covenants section) to comply with any financial covenants set forth in this Agreement, whether such failure is evidenced by financial statements delivered to Lender or is otherwise known to Borrower or Lender.  If, in Lender’s opinion, the breach is capable of being remedied, the breach will not be considered an Event of Default for a period of thirty (30) days after the date on which Lender gives written Notice of the breach to Borrower.

SECTION 7.02             Remedies.

(a)           If any Event of Default occurs, Lender may do one or more of the following: declare Borrower in default, stop making any Advances, and require Borrower to repay all Indebtedness immediately and without prior notice.  If a Default occurs and is continuing, Lender has no obligation to make Advances or extend additional credit under this Agreement.  In addition, if any Event of Default occurs, Lender shall have all rights, powers and remedies available under any instruments and agreements required by or executed in connection with this Agreement, as well as all rights and remedies available at Law or in equity.  If an Event of Default described in Section 7.01(f) occurs, then the entire Indebtedness will automatically be due immediately.

(b)           No delay or omission on the part of Lender in exercising any power or right hereunder or under any of the Loan Documents or under applicable Law shall impair such right or power or be construed to be a waiver of any default or any acquiescence therein, nor shall any single or partial exercise by Lender of any such power or right preclude other or further exercise thereof or the exercise of any other such power or right by Lender.

(c)           In the event that all or part of the Indebtedness becomes or is declared to be forthwith due and payable as herein provided, Lender shall have the right to set off the amount of all the Indebtedness of Borrower owing to Lender against, and shall have, and is hereby granted by Borrower, a Lien upon and security interest in, all property of Borrower in Lender’s possession at or subsequent thereto, regardless of the capacity in which Lender possesses such property, including but not limited to any balance or share of any deposit, collection or agency account.

(d)           After Default all proceeds received by Lender may be applied to the Indebtedness in such order of application and such proportions as Lender, in its discretion, shall choose.

ARTICLE VIII
MISCELLANEOUS

SECTION 8.01             GAAP.  Except as otherwise stated in this Agreement, all financial information provided to Lender and all financial covenants will be made under generally accepted accounting principles, consistently applied.

SECTION 8.02             Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Oklahoma.  To the extent that Lender has greater rights or remedies under federal Law, whether as a national bank or otherwise, this paragraph shall not be deemed to deprive Lender of such rights and remedies as may be available under federal Law.

SECTION 8.03             Successors and Assigns.  This Agreement is binding on Borrower’s and Lender’s successors and assignees.  Borrower agrees that it may not assign this Agreement without Lender’s prior consent.  Lender may sell participations in or assign the Loan, and may exchange information about Borrower (including, without limitation, any information regarding any hazardous substances) with actual or potential participants or assignees.  If a participation is sold or the Loan is assigned, the purchaser will have the right of set-off against Borrower.

SECTION 8.04             Severability; Waivers.  If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced.  Lender retains all rights, even if it makes a loan after a Default.  If Lender waives a Default or Event of Default, it may enforce a later one.  Any consent or waiver under this Agreement must be in writing.

SECTION 8.05             Attorneys’ Fees.  Borrower shall reimburse Lender for any reasonable costs and attorneys’ fees incurred by Lender in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, “workout” or restructuring under this Agreement.  In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys’ fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator.  In the event that any case is commenced by or against Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, Lender is entitled to recover costs and reasonable attorneys’ fees incurred by Lender related to the preservation, protection, or enforcement of any rights of Lender in such a case.  As used in this paragraph, “attorneys’ fees” includes the allocated costs of Lender’s in-house counsel.

SECTION 8.06             Indemnification.  Borrower will indemnify and hold Lender harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement or any document required hereunder, (b) any credit extended or committed by Lender to Borrower hereunder, and (c) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit.  This indemnity includes but is not limited to reasonable attorneys’ fees (including the allocated reasonable cost of in-house counsel).  This indemnity extends to Lender, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns.  This indemnity will survive repayment of Borrower’s obligations to Lender.  All sums due to Lender hereunder shall be obligations of Borrower, due and payable immediately without demand.

SECTION 8.07             Notices.  Unless otherwise provided in this Agreement or in another agreement between Lender and Borrower, all Notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as Lender and Borrower may specify from time to time in writing.  Notices and other communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (ii) if telecopied, when transmitted, or (iii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.

SECTION 8.08             Headings.  Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

SECTION 8.09             Counterparts.  This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

SECTION 8.10             Borrower Information; Reporting to Credit Bureaus.  Borrower authorizes Lender at any time to verify or check any information given by Borrower to Lender, check Borrower’s credit references, verify employment, and obtain credit reports.  Borrower agrees that Lender shall have the right at all times to disclose and report to credit reporting agencies and credit rating agencies such information pertaining to Borrower and/or all guarantors as is consistent with Lender’s policies and practices from time to time in effect.

SECTION 8.11             Marshaling; Waiver of 12 OKLA. STAT. § 686.  Borrower waives any right it may have to require marshaling of assets or Collateral for repayment of the Indebtedness in the event of the occurrence of any Default or Event of Default.  Upon any Default or Event of Default, Lender may, at its option, realize or foreclose upon any of the Collateral or any portion or part of the Collateral in any order.  Borrower waives any and all rights it may have under 12 OKLA. STAT. § 686 or any other applicable Law that may require or arguably require Lender to proceed first against any Collateral or portion of the Collateral in lieu of or prior to proceeding upon any Collateral or portion of the Collateral Lender may choose upon which to proceed first for satisfaction or partial satisfaction of the Indebtedness.  Borrower also waives any right under 12 OKLA. STAT. § 686 or under any other applicable Law to obtain credit for the fair market value of any Collateral encumbered by any mortgage, even if such mortgage is released by Lender, unless Lender forecloses such mortgage and the property encumbered thereby is sold at sheriff’s sale or by power of sale pursuant to such mortgage.  The terms of this paragraph shall survive any release of any mortgage and shall remain in effect between Lender and Borrower as long as any Indebtedness exists in any form.

SECTION 8.12             Survival of Agreements.  All covenants, agreements, representations and warranties made herein shall survive the execution and the delivery of the Loan Documents.  All statements contained in any certificate or other instrument delivered by Borrower hereunder shall be deemed to constitute representations and warranties by Borrower.

SECTION 8.13             Parties in Interest.  All covenants, agreements and obligations contained in this Agreement shall bind and inure to the benefit of the respective successors and assigns of the parties hereto, except that Borrower may not assign its rights or obligations hereunder without the prior written consent of Lender.

SECTION 8.14             Jurisdiction; Venue.  For purposes of enforcing and/or interpreting the provisions of this Agreement and all other Loan Documents, or resolving any dispute arising out of the execution, delivery or performance of this Agreement or any of the Loan Documents, Borrower hereby submits itself to the jurisdiction of the courts of the State of Oklahoma, Borrower waives all objections to service of process therefrom and Borrower waives all objections to venue of any state or federal court sitting in Tulsa County, Oklahoma.

SECTION 8.15             Maximum Interest Rate.  In  no event shall the amount or rate of interest due and payable under this Agreement exceed the Highest Lawful Rate and, in the event any such excess payment is made by Borrower or received by Lender, such excess sum shall be credited as a payment of principal or be refunded to Borrower, at the option of Lender.  It is the express intent hereof that Borrower not pay and Lender not receive, directly or indirectly, interest in excess of that which may be paid under applicable Law.

SECTION 8.16             No Waiver; Cumulative Remedies.  No failure to exercise, and no delay in exercising on the part of Lender, any right, power or privilege hereunder or under any other Loan Document or applicable Law shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege of Lender.  The rights and remedies herein provided are cumulative and not exclusive of any other rights or remedies provided by any other instrument or by Law.  No amendment, modification or waiver of any provision of this Agreement or any other Loan Document shall be effective unless the same shall be in writing and signed by Lender.  No Notice to or demand on Borrower in any case shall entitle Borrower to any other or further Notice or demand in similar or other circumstances.

SECTION 8.17             USA PATRIOT ACT NOTICE.  Federal Law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account or obtains a loan.  Lender will ask for Borrower’s legal name, address, tax ID number or social security number and other identifying information.  Lender may also ask for additional information or documentation or take other actions reasonably necessary to verify the identity of Borrower, Loan Parties, or other related Persons.

[SIGNATURES BEGIN ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

XETA TECHNOLOGIES, INC.,
an Oklahoma corporation

By:	/s/ Robert B. Wagner
Robert B. Wagner, Chief Financial Officer
“Borrower”

Address where Notices to Borrower are to be sent:

XETA Technologies, Inc.

Attn: Chief Financial Officer

1814 W. Tacoma

Broken Arrow, Oklahoma 74012

Facsimile: 918-664-6876

with a copy to:

Barber and Bartz

Attn: General Counsel - XETA Technologies, Inc.

525 S. Main

Suite 800

Tulsa, Oklahoma 74103

COMMERCE BANK, N.A., a national banking association

By:	/s/ Chris Amburgy
Chris Amburgy, Executive Vice President

“Lender”

Address where Notices to Lender are to be sent:

c/o Chris Amburgy

6130 East 81st Street

Tulsa, OK 74137

Facsimile: (918) 879-2227